UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2018

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Brazos Street, Suite 400, Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 631-777-5188

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

On October 9, 2018, FalconStor Software, Inc. (“FalconStor” or the “Company”) closed on the final tranche of its previously-announced private placement of Units (as hereinafter defined) to certain eligible stockholders of the Company (the “Financing”). As a result, the Company received an additional $1,000,000 of gross proceeds from new investors (the “New Investors”) which is in addition to the $3,000,000 of gross proceeds previously received from HCP-FVA, LLC (“HCP-FVA”) pursuant to a commitment (the “Commitment”) through the subscription of 30,000,000 Units. HCP-FVA is an affiliate of Hale Capital Partners, LP (together with HCP-FVA, “Hale Capital”), the Company’s largest stockholder through its ownership of the Company’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) Common Stock, $.001 par value (the “Common Stock”), and an affiliate of FalconStor director, Martin Hale

In the Financing, the Company offered to FalconStor stockholders as of November 17, 2017 who are accredited investors the opportunity to purchase up to a total of 40 million Units (inclusive of subscriptions by HCP-FVA). Each Unit consisted of the following (each, a “Unit”) for a per Unit offering price of $0.371063:

(i)	$0.10 in senior secured debt (for a total of $4 million of senior secured debt assuming full subscription of the Financing), secured by all of the assets of the Company and guaranteed by each of the Company’s domestic subsidiaries, having an interest rate of prime plus 0.75% and a maturity date of June 30, 2021 (the “Term Loan”);
(ii)	warrants to purchase 12.233 shares of the Company’s Common Stock for a nominal exercise price (for a total of approximately 489.32 million shares assuming full subscription of the Financing) (the “Financing Warrants”); and
(iii)	0.0225 shares of Series A Preferred Stock at a per Unit price of $0.271063, all such shares to be acquired directly from their current holder, HCP-FVA.

In addition to providing the Company with $1,000,000 of financing, the New Investors purchased $520,000 of the Term Loan held by HCP-FVA and 342,000 of the 900,000 shares of Series A Preferred Stock held by HCP-FVA. Financing Warrants to purchase 63,610,935 shares of Common Stock held by HCP-FVA were also cancelled. Accordingly, the New Investors hold Financing Warrants to purchase 185,942,007 shares of Common Stock and HCP-FVA now holds Financing Warrants to purchase 303,379,065 shares of Common Stock. The transfer of securities by HCP-FVA to New Investors was subject to certain transfer limitations to ensure the preservation of the Company’s net operating loss carry forward.

All New Investors executed a joinder to the Amended and Restated Term Loan Credit Agreement, dated as of February 23, 2018 (the “Amended and Restated Loan Agreement”), with HCP-FVA, the Company and certain other loan parties named therein setting forth the terms of the Term Loan. The terms and conditions of the Amended and Restated Loan Agreement have been previously described in the Company’s SEC filings

As part of the Commitment, Hale Capital also agreed to postpone the date of the mandatory redemption of the Series A Preferred Stock from August 5, 2017 to July 30, 2021, and to waive prior breaches of the terms of the Series A Preferred Stock which had also triggered a mandatory redemption right.

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The Financing was approved by the Company’s Board of Directors, based on a recommendation of a special committee of independent directors, with Mr. Hale recusing himself.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the Company was actively seeking financing in order to meet the Company’s operating cash flow needs.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unrestricted Sale of Equity Securities.

The Financing Warrants issued by the Company were issued pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Subscription Agreement.
10.2	Joinder to Amended and Restated Term Loan Credit Agreement, dated as of February 23, 2018, by and among FalconStor Software, Inc., HCP-FVA, LLC, as Administrative Agent and as a Lender, and the other Loan Parties named therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2018	FALCONSTOR SOFTWARE, INC.

	By:	/s/ Brad Wolfe
		Name:	Brad Wolfe
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

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